Exhibit 99.1

Aastrom Biosciences Domino’s Farms, Lobby K 24 Frank Lloyd Wright Drive Ann Arbor, MI 48105 T 734 930–5555 F 734 665–0485 www.aastrom.com
Aastrom Biosciences Reports Fourth Quarter and Fiscal
Year 2010 Operating Results
Company preparing for Phase 3 critical limb ischemia clinical program, announcement of final Phase 2 CLI 6-month results and final IMPACT-DCM
6-month results
Ann Arbor, Michigan, August 17, 2010 (8:30am ET) — Aastrom Biosciences, Inc. (NASDAQ: ASTM), the leading developer of autologous cellular therapies for the treatment of severe cardiovascular diseases, today reported operating results for the fourth quarter and fiscal year ended June 30, 2010.
“We have made significant progress during the past 12 months and are now in a much stronger position to execute our clinical programs and commercialize our autologous cell therapies,” said Tim Mayleben, president and CEO of Aastrom Biosciences. “During fiscal year 2010, we reported positive Phase 2b interim results in the treatment of critical limb ischemia, expanded our clinical research program in dilated cardiomyopathy, raised more than $17 million in new capital, executed a reverse stock split to improve our capital structure, increased institutional ownership of our stock, strengthened our management team with several key appointments and sharpened our focus on promising late-stage opportunities to treat cardiovascular diseases.
“Based on these achievements, we are now preparing to move our critical limb ischemia program into Phase 3 development, report final results from the ongoing Phase 2 CLI study, report interim data from the IMPACT-DCM study and complete the ongoing Phase 2 Catheter DCM trial. We look forward to reporting our progress with these programs during the year ahead.”
Fiscal Year 2010 Fourth Quarter and Year Ended June 30, 2010 Financial Results
As of June 30, 2010, the company had a total of $19.1 million in cash, cash equivalents and short term investments, compared to $17.0 million in cash and equivalents at June 30, 2009. Aastrom expects that its cash spending will average approximately $4 — $5 million
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per quarter over the next 12 months which includes Phase 3 clinical program planning and initiation costs for the critical limb ischemia program.
Research and development expenses for the quarter and twelve months ended June 30, 2010 were $3.6 million and $12.7 million, respectively, compared to $2.9 million and $11.3 million for the same periods in fiscal year 2009. These changes reflect the company’s increased clinical activity related to its DCM and CLI programs.
Selling, general and administrative expenses for the quarter and twelve months ended June 30, 2010 were $1.5 million and $5.2 million, respectively, compared to $1.0 million and $5.0 million for the same periods in fiscal year 2009. These changes are primarily due to increased employment costs and external legal and consulting fees.
Net loss for the quarter ended June 30, 2010 was $5.1 million, or $0.18 per share, compared to a net loss of $4.0 million, or $0.20 per share, for the same period in fiscal year 2009. Net loss for the twelve months ended June 30, 2010 was $17.7 million, or $0.72 per share, compared to a net loss of $15.9 million, or $0.89 per share, for the same period in fiscal year 2009. The increase in net loss for the twelve months and quarter ended June 30, 2010 is primarily due to increased research and development costs. Loss per share comparisons were impacted by the issuance of 6.5 million shares of common stock on January 21, 2010.
Aastrom Conference Call Information
Tim M. Mayleben, president and chief executive officer, and Scott C. Durbin, chief financial officer, will host a conference call to review and discuss the fourth quarter and fiscal year ended June 30, 2010 operating results at 4:00 p.m. (ET) today, August 17, 2010. Interested parties should call toll-free (877) 312-5881, or from outside the U.S. (253) 237-1173, and reference Aastrom’s fourth quarter conference call. The call will be available live in the Investors section of Aastrom’s website at http://www.aastrom.com/investor.cfm. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary (RealPlayer or Windows Media Player). A podcast of the call will also be available after the live event at http://www.aastrom.com/events.cfm. If you are unable to participate during the live call, the webcast will be available for replay at http://www.aastrom.com/events.cfm until November 17, 2010. An audio replay of the call will be available until 12:00 am (ET) on Tuesday, August 31, 2010 by calling (800) 642-1687, or from outside the U.S. at (706) 645-9291. The passcode for the replay is 90781710.
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About Aastrom Biosciences
Aastrom Biosciences is developing expanded autologous cellular therapies for the treatment of severe cardiovascular diseases. The company’s proprietary cell-processing technology enables the production of cellular therapies expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced its cell therapies into late-stage clinical development, including a planned Phase 3 clinical program for the treatment of patients with critical limb ischemia and two ongoing Phase 2 clinical trials in patients with dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.

Media contact	Investor Contact
Stephen Zoegall	Kimberli O’Meara
Berry & Company	Aastrom Biosciences
212 253—8881	734 930—5777
szoegall@berrypr.com	ir@aastrom.com
This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, disease treatment and progression, operating results, spending activities, patient symptoms and responses to treatment, treatment options and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.
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AASTROM BIOSCIENCES, INC.
(in thousands, except per share amounts)
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	June 30, 2009	June 30, 2010

ASSETS:
Cash and cash equivalents	$17,000	$14,119
Short-term investments	—	5,000
Other current assets	791	399
Property and equipment, net	1,485	1,013

Total assets	$19,276	$20,531

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$1,687	$2,661
Long-term debt	305	79
Shareholders’ equity	17,284	17,791

Total liabilities and shareholders’ equity	$19,276	$20,531
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (Unaudited)

	Quarter ended June 30,		Year ended June 30,
	2009	2010	2009	2010

REVENUES:
Total revenue	$69	$—	$182	$89

COSTS AND EXPENSES:
Cost of product sales and rentals	65	—	112	34
Research and development	2,949	3,619	11,289	12,658
Selling, general and administrative	1,041	1,521	4,950	5,201

Total costs and expenses	4,055	5,140	16,351	17,893

OTHER INCOME (EXPENSE):
Total other income (net)	28	25	223	75

NET LOSS	$(3,958)	$(5,115)	$(15,946)	$(17,729)

NET LOSS PER SHARE
(Basic and Diluted)	$(0.20)	$(0.18)	$(0.89)	$(0.72)

Weighted average number of common shares outstanding	19,788	28,256	17,877	24,729

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